Exhibit 99.2

[LOGO OF AMERICAN VANGUARD CORPORATION]

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD NAMES IRVING J. THAU TO ITS BOARD OF DIRECTORS

Newport Beach, CA – August 20, 2003 – American Vanguard Corp. (AMEX:AVD) today announced that Irving J. Thau, CPA, will join the Company’s Board of Directors at the next Board meeting in September, enlarging the Board to eight members. Mr. Thau will also serve on the Board’s Audit Committee.

Mr. Thau brings to American Vanguard over 40 years of financial experience. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. He received his Bachelor of Business Administration from City College of New York, completed the advanced management program for Certified Public Accountant Partners co-sponsored by The Wharton School and is a graduate of Stanford University’s Executive Program.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are extremely pleased to welcome Irv to the Board. Our independent nominating committee screened numerous candidates, many of whom were interviewed by the Board. We believe that Irv’s extensive financial experience with public companies makes him an excellent choice as a Board and Audit Committee member. We are confident that he will make important contributions to the Company and look forward to benefiting from his counsel.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets crop protection and management, turf management and public health insecticides. The Company’s basic strategy is to acquire brand name, niche product lines from multi-billion dollar companies that divest mature products to focus on newly discovered molecules. Named to Business Week’s Hot Growth Companies (#94) and Fortune Small Business’100Fastest Growing Small Companies (#35). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

####

5